UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

October 19, 2017

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Alternative Strategies Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Kettle Hill Capital Management, LLC ("Kettle Hill") to serve as a new subadvisor to the Fund. Kettle Hill assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on September 6, 2017.

UBS AM, Analytic Investors, LLC, First Quadrant, L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd., Aviva Investors Americas LLC and Principal Global Investors, LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment

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strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission ("SEC"), the appointment of Kettle Hill and the approval of a corresponding investment subadvisory agreement between UBS AM and Kettle Hill ("Subadvisory Agreement") on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2017, UBS AM had approximately $155.7 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $732.2 billion in assets under management worldwide as of June 30, 2017. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Alternative Strategies Investments

Background

At the recommendation of UBS AM, the Board appointed Kettle Hill as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on May 16-17, 2017. Kettle Hill assumed investment advisory responsibilities and the Subadvisory Agreement became effective on September 6, 2017. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed service to be provided by Kettle Hill. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Investment strategies of Kettle Hill

With respect to its Allocated Portion, Kettle Hill employs a strategy that is characterized by a value orientation with an emphasis on identifying potential intermediate-term catalysts that will drive share price performance. The combination aims to create a differentiated strategy with roots in a value discipline with some elements of growth investing. The strategy is further enhanced by active portfolio management and trading.

The strategy seeks to identify companies undergoing material dynamic change not yet recognized by the market. Kettle Hill seeks to anticipate significant changes in earnings at companies by looking for long investments that are characterized by companies undergoing earnings growth with low valuations and potentially low downside risk. Potential short investments include companies in secular decline, with what Kettle Hill views as poor management teams, deteriorating fundamentals, and/or less diversified business models that face specific negative catalysts in the near- or mid-term.

The nature of an identified catalyst may be positive or negative and the corresponding opportunities long or short. The types of catalysts that drive meaningful changes in earnings include new products, new management, restructuring programs, recapitalizations, acquisitions,

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divestitures, spin-offs, initial public offerings, liquidity events, financings, large changes in the supply/demand balance and/or changes in the competitive structure of the applicable industry. Such events and conditions may lead to significant price movements which Kettle Hill seeks to capture. Given the specific nature of these changes or events, Kettle Hill believes that these price changes will sometimes be uncorrelated to small cap indices.

The strategy is meant to strike a balance between the return potential of the individual securities and the risks embedded in the marketplace, especially those associated with the small cap sector. Net exposure may vary substantially as a result of Kettle Hill's bottom up investment process and overall view of the market.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Kettle Hill will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Subadvisory Agreement, Kettle Hill will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but Kettle Hill will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Kettle Hill under the Subadvisory Agreement, UBS AM (not the Fund) will pay to Kettle Hill a fee, computed daily and payable monthly, based on an

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annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Kettle Hill. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Kettle Hill; (ii) upon material breach by Kettle Hill of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Kettle Hill becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that Kettle Hill may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

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The Subadvisory Agreement provides that Kettle Hill shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on May 16-17, 2017, the members of the Board, including the Independent Trustees, considered and approved the Subadvisory Agreement between UBS AM and Kettle Hill with respect to the Fund. Management discussed with the Board its proposal to reduce the target allocation of the Fund's assets managed by Standard Life Investments (Corporate Funds) Limited ("Standard Life") from 23% to 18% and to reallocate a portion of the assets managed by Standard Life (i.e., 5%) to Kettle Hill. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending Kettle Hill as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by Kettle Hill to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall

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plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Kettle Hill as a subadvisor to the Fund, including its "due diligence" concerning Kettle Hill and its belief that Kettle Hill's US small cap value equity long/short strategy would benefit the Fund by, among other reasons, improving the Fund's ability to generate risk-adjusted returns and downside capture performance over full business cycles and complementing the strategies provided by other subadvisors to the Fund. The Board also received materials from Kettle Hill detailing its investment philosophy and met with representatives of Kettle Hill, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to Kettle Hill in light of the nature, extent and quality of the subadvisory services anticipated to be provided by Kettle Hill. The Board noted that the proposed contractual subadvisory fee would result in a net increase in the subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by Kettle Hill. The Board also noted that, as Kettle Hill would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of Kettle Hill or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

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Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to Kettle Hill—The Board was informed by management that Kettle Hill's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that Kettle Hill would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Kettle Hill could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The

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Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $732.2 billion in assets under management worldwide as of June 30, 2017 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of June 30, 2017, UBS AM had approximately $155.7 billion in assets under management.

Additional information about Kettle Hill

Kettle Hill's principal address is 655 Third Avenue, Suite 2520, New York, NY 10017. As of August 31, 2017, Kettle Hill had approximately $202.8 million in assets under management. Andrew Kurita is primarily responsible for the day-to-day management of the portion of the Fund managed by Kettle Hill.

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The principal executive officers and directors of Kettle Hill, as of the date of this document, are set forth below:

Name and Address	Position with Kettle Hill*
Andrew Kurita 655 Third Avenue, Suite 2520 New York, NY 10017	Chief Investment Officer
Bryan Kiss 655 Third Avenue, Suite 2520 New York, NY 10017	Chief Financial Officer and Chief Compliance Officer
Afroz Qadeer 655 Third Avenue, Suite 2520 New York, NY 10017	Chief Executive Officer

*  None of the principal executive officers or directors above have principal employment other than their positions with Kettle Hill and its affiliates.

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Below is information concerning other U.S. registered investment companies with an investment objective similar to that of Kettle Hill's Allocated Portion of the Fund, for which Kettle Hill acts as the subadvisor:

Fund	Assets under management* (as of September 22, 2017)	Management fee rate (as a percentage of average daily net assets)
Fund 1	$71.9 million	1.00% on the first $75 million of assets and 0.90% on assets above $75 million
Fund 2	$512.4 million	1.00% on the first $75 million of assets and 0.90% on assets above $75 million

*  Approximate values.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Kettle Hill and did not pay any fees to Kettle Hill or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

October 19, 2017
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2017. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.
www.ubs.com/am-us

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

October 19, 2017

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Kettle Hill Capital Management, LLC ("Kettle Hill") to serve as a new subadvisor to the Fund. Kettle Hill assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on September 6, 2017.

UBS AM, Analytic Investors, LLC, First Quadrant, L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd., Aviva Investors Americas LLC and Principal Global Investors, LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, Kettle Hill, the subadvisory agreement between UBS AM and Kettle Hill with respect to the Fund ("Subadvisory Agreement"), and the Board's approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission, the appointment of Kettle Hill and the approval of the Subadvisory Agreement on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about October 25, 2017 to the Fund's shareholders of record as of October 16, 2017. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least January 29, 2018. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.